Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-268091 and 333-256637 on Forms S-3 and Registration Statement No. 333-264593 on Form S-8 of our reports dated February 10, 2025, relating to the consolidated financial statements of Brixmor Property Group Inc. and subsidiaries and the effectiveness of Brixmor Property Group Inc. and subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
February 10, 2025